As filed with the Securities and Exchange Commission on January 10, 2011
     Registration No. 333- 170502

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-8 TO FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ROBBINS & MYERS, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	31-4242200 (I.R.S. Employer Identification Number)
51 Plum Street, Suite 260
Dayton, Ohio 45440
(Address of Principal Executive Offices)
T-3 ENERGY SERVICES, INC.
2002 STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED EFFECTIVE JUNE 14, 2010)
(Full Title of the Plan)
Linn S. Harson, Esq.
General Counsel and Secretary of Robbins & Myers, Inc.
Thompson Hine LLP
10 West Second Street
Dayton, Ohio 45402-1758
(937) 443-6842
(Name, Address and Telephone Number of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount to be	Offering Price per	Aggregate Offering	Registration Fee
Title of Securities to be Registered	Registered (1)	Share (2)	Price (2)	(2)
Common Shares, without par value	965,109(3)	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a), also registered hereunder are an indeterminate number of Common Shares issuable as a result of the anti-dilution provisions of the T-3 Energy Services, Inc. 2002 Stock Incentive Plan (As Amended and Restated Effective June 14, 2010) (the “T-3 Plan”).

(2)	Not applicable. All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the registrant’s Registration Statement on Form S-4 on November 10, 2010, as amended by Amendment No. 1 filed on November 29, 2010. Accordingly, no additional filing fee is required. See “Explanatory Note.”

(3)	Represents Common Shares issuable under outstanding awards granted under the T-3 Plan, which were assumed in connection with the Merger (as defined below) involving the registrant and T-3 Energy Services, Inc.

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
EX-4.3
EX-4.4
EX-4.5
EX-4.6
EX-5.1
EX-23.1

EXPLANATORY NOTE
     Robbins & Myers, Inc., an Ohio corporation (the “Company”), hereby amends its Registration Statement on Form S-4 (Registration No. 333-170502) filed on November 10, 2010, as amended by Amendment No. 1 filed on November 29, 2010 and declared effective on that same date (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to 965,109 common shares of the Company, without par value (“Common Shares”), issuable upon the exercise of outstanding options granted pursuant to the terms of the T-3 Energy Services, Inc. 2002 Stock Incentive Plan (As Amended and Restated Effective June 14, 2010) (the “T-3 Plan”). All such Common Shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment No. 1 (this “Registration Statement”).
     On October 6, 2010, the Company, T-3 Energy Services, Inc., a Delaware corporation (“T-3”), Triple Merger I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), and Triple Merger II, Inc., a Delaware corporation and wholly owned subsidiary of the Company, entered into an Agreement and Plan of Merger (the “Agreement”). Pursuant to the Agreement, Merger Sub I merged with and into T-3 (the “Merger”) on January 10, 2011, and as a result of the Merger, T-3 became a wholly owned subsidiary of the Company.
     Pursuant to the terms of the T-3 Plan, each outstanding option issued pursuant to the T-3 Plan (a “T-3 Stock Option”) became 100% vested and immediately and fully exercisable on January 9, 2011. At the effective time of the Merger, each T-3 Stock Option was converted into an option to acquire, on the same terms and conditions as were previously applicable to such T-3 Stock Option, the number of Common Shares of the Company (rounded down to the nearest whole share) determined by multiplying the number of shares of T-3 Common Stock subject to such T-3 Stock Option by the exchange ratio of 1.192. The exercise price for each such converted T-3 Stock Option was set at a price per share of the Company’s Common Shares, rounded up to the nearest whole cent, equal to (A) the per share exercise price for the shares of T-3 Common Stock otherwise purchasable pursuant to such T-3 Stock Option divided by (B) the exchange ratio of 1.192 (each, as so adjusted, an “Adjusted Option”). All other terms of the original T-3 Stock Options will continue to apply. Each Adjusted Option will no longer be exercisable for shares of T-3 Common Stock.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission by the Company, are incorporated by reference into this Registration Statement:
•	The Company’s Annual Reports on Form 10-K and Form 10-K/A for the year ended August 31, 2010.

•	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since August 31, 2010.

•	The description of the Company’s Common Shares contained in its Registration Statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and be a part hereof from the dates of the filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Thompson Hine LLP (“Thompson Hine”) has provided a legal opinion to the Company with respect to the Common Shares of the Company issuable under the T-3 Plan and registered hereunder. Thompson Hine’s attorneys own 4,196 Common Shares of the Company, and Linn S. Harson, a partner in Thompson Hine, is Secretary and General Counsel of the Company.
Item 6. Indemnification of Directors and Officers.
     Section 2 of Article V of the Company’s Code of Regulations sets forth certain rights of directors and officers of the Company to indemnification. Such rights provide indemnification by the Company as permitted by Ohio law. The liabilities against which a director or officer may be indemnified and factors employed to determine whether a director or officer is entitled to indemnification in a particular instance depend on whether the proceedings in which the claim for indemnification arises were brought (a) other than by and in the right of the Company (“Third Party Actions”) or (b) by and in the right of the Company (“Corporation Actions”).
     In Third Party Actions, the Company will indemnify each director and officer against expenses, including attorneys’ fees, judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened or actual proceeding in which he may be involved by reason of his having acted in such capacity, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and with respect to any matter the subject of a criminal action, suit or proceeding, that he had no reasonable cause to believe that his conduct was unlawful.
     In Corporation Actions, the Company will indemnify each director and officer against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of any such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification is permitted with respect to (i) any matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless a court determines such person is entitled to indemnification and (ii) any liability asserted in connection with unlawful loans, dividends, distribution, distribution of assets and repurchase of the Company’s shares under Section 1701.95 of the Ohio Revised Code.
     Unless indemnification is ordered by a court, the determination as to whether or not an individual has satisfied the applicable standards of conduct (and therefore may be indemnified) is made by the Board of Directors of the Company by a majority vote of a quorum consisting of directors of the Company who were not parties to the action; or if such a quorum is not obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or by the shareholders of the Company.
     Section 2 of Article V of the Company’s Code of Regulations does not limit in any way other indemnification rights to which those seeking indemnification may be entitled. The Company has entered into an indemnification agreement with each director of the Company, the form of which was approved by the shareholders of the Company. A copy of such agreement was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended August 31, 2001.
     The Company maintains insurance policies which presently provide protection, within the maximum liability limits of the policies and subject to a deductible amount for each claim, to the Company under its indemnification obligations and to the directors and officers with respect to certain matters which are not covered by the Company’s indemnification obligations.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.
     The exhibits to this Registration Statement are listed in the Exhibit Index, which appears following the signature pages and is incorporated by reference herein.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on this 10th day of January, 2011.

ROBBINS & MYERS, INC.
By:	/s/ Peter C. Wallace
Peter C. Wallace
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter C. Wallace Peter C. Wallace	President and Chief Executive Officer (Principal Executive Officer) and a Director	January 10, 2011

/s/ Christopher M. Hix Christopher M. Hix	Vice President and Chief Financial Officer (Principal Financial Officer)	January 10, 2011

/s/ Kevin J. Brown Kevin J. Brown	Corporate Controller (Principal Accounting Officer)	January 10, 2011

* Thomas P. Loftis	Chairman of the Board	January 10, 2011

* Richard J. Giromini	Director	January 10, 2011

* Stephen F. Kirk	Director	January 10, 2011

* Andrew G. Lampereur	Director	January 10, 2011

* Dale L. Medford	Director	January 10, 2011

* Albert J. Neupaver	Director	January 10, 2011

*	The undersigned, by signing his name hereto, executes this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement pursuant to powers of attorney executed by the above-named persons and filed with the Securities and Exchange Commission.

/s/ Peter C. Wallace
Peter C. Wallace
Their Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Document
(4)	INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

4.1	Amended Articles of Incorporation of Robbins & Myers, Inc. was filed as Exhibit 3.1 to the Robbins & Myers Quarterly Report on Form 10-Q for the Quarter ended February 29, 2008.	**

4.2	Code of Regulations of Robbins & Myers, Inc. was filed as Exhibit 3.1 to the Robbins & Myers Quarterly Report on Form 10-Q for the Quarter ended February 28, 2007.	**

4.3	T-3 Energy Services, Inc. 2002 Stock Incentive Plan (As Amended and Restated Effective June 14, 2010).	F

4.4	Form of Employee Non-Statutory Stock Option Agreement under the T-3 Energy Services, Inc. 2002 Stock Incentive Plan (As Amended and Restated Effective June 14, 2010).	F

4.5	Form of Non-Employee Director Non-Statutory Stock Option Agreement under the T-3 Energy Services, Inc. 2002 Stock Incentive Plan (As Amended and Restated Effective June 14, 2010).	F

4.6	Form of Notice of Conversion to Option Holders.	F

(5)	OPINION REGARDING LEGALITY

5.1	Opinion of Thompson Hine LLP.	F

(23)	CONSENTS OF EXPERTS AND COUNSEL

23.1	Consent of Ernst & Young LLP.	F

23.2	Consent of Thompson Hine LLP (included in Exhibit 5.1).	F

(24)	POWER OF ATTORNEY

24.1	Powers of Attorney of Directors and Officers of Robbins & Myers, Inc.	#

F	Indicates filed herewith.

**	Indicates the Exhibit is incorporated by reference from a previous filing with the Securities and Exchange Commission. Unless otherwise indicated, all incorporated items are incorporated from SEC File No. 000-288 and 001-13651.

#	Previously filed with the S-4 on November 10, 2010.